Exhibit 3    "Amendment to the Articles of Incorporation"


                              ARTICLES OF AMENDMENT
                                       TO
                            ARTICLES OF INCORPORATION
                                       OF
                          GALA HOSPITALITY CORPORATION


         On November 6, 2001, the Board of Directors of GALA HOSPITALITY CORPORATION passed a resolution that Article III of the Articles of Incorporation be amended. On January 10, 2002, a majority of the Shareholders adopted the recommendation of the Company's Board of Directors and by consent, approved this Amendment to the Articles of Incorporation of Gala Hospitality Corporation. The corporation is filing these Articles of Amendment to the Articles of Incorporation, pursuant to F.S. 607.1006.

         1.       The name of the corporation is GALA HOSPITALITY CORPORATION
         2. Article III of the Articles of Incorporation of GALA HOSPITALITY CORPORATION shall be amended as follows:

                           ARTICLE III. Capital Stock

         Article III shall be changed to:

                  ARTICLE III: Each TEN (10) shares of previously authorized common stock of the corporation, par value $.0001 per share, issued and outstanding immediately prior to the time of the filing and recording of these Amended Articles of Incorporation (the "Amendment") with the Office of the Secretary of State of the State of Florida shall thereby and thereupon automatically be combined without any further action into ONE (1) validly issued, fully paid and non assessable share of common stock of the corporation, par value $.0001 per share. Each holder of record of a certificate for TEN (10) or more shares of common stock of the corporation as of January 31, 2002 shall be entitled to receive, as soon as practicable, and upon surrender of such certificate, a certificate or certificates representing ONE (1) share of common stock for each TEN (10) shares of common stock represented by the certificate of such holder, with the next higher number of shares being issued in lieu of fractional shares. Further, every right, option and warrant to acquire ONE (1) share of common stock of the corporation, outstanding immediately prior to the time of filing and recording of this Amendment in the Office of the Secretary of State of the State of Florida, shall thereby and thereupon automatically be converted without any further action into the right to acquire ONE/TENTH (1/10) of a share of common stock of the corporation, upon the terms of the right, option or warrant, except that the purchase price of the common stock, upon exercising the right, option or warrant, shall be proportionately increased. The corporation shall not issue fractional shares with respect to the combination or conversion. To the extent that a shareholder holds a number of shares of common stock immediately after the filing and recording of the Amendment that is not a whole number, such shareholder shall receive the additional fraction of a share to provide the shareholder a whole share. The number of shares the corporation shall have authority to issue is Two Hundred Two Million (202,000,000)shares. Of such shares, Two Hundred Million (200,000,000)shares, with a par value of $.0001, shall be common shares. Two Million (2,000,000) shares, with a par value of $.0001, shall be preferred shares. The voting powers, designations, preferences and relative participating optional and other rights, if any, and the qualifications, limitations or restrictions, if any, of the preferred stock in one or more series, shall be fixed by one or more resolutions providing for the issuance of such stock adopted by the corporation's Board of Directors in accordance with the provisions of the Florida Business Corporation Act

     SECOND: The date of adoption of this amendment by the shareholders of this corporation is: January 10, 2002 and shall become effective upon filing with the Secretary of State of Florida.

THIRD: This amendment to the Articles of Incorporation of the Corporation, has been duly adopted in accordance with the provisions of the Florida Business Corporation Act. A majority of the shares entitled to vote executed a Statement of Consent to Action by the Shareholders of the Company in accordance with the provisions of the Florida Business Corporation Act.

IN WITNESS WHEREOF the undersigned, the President of the Corporation, has executed this Amendment to the Articles of Incorporation this 10th day of January 2002.



Jeffrey Stoller, President



Prepared by:
L. Van Stillman, Esq.
1177 George Bush Blvd., Suite 308
Delray Beach, FL 33431
561-330-9903 telephone
561-330-9116 facsimile
FL Bar No. 165520